                                                                  Exhibit (a)(1)
                                                           PROSPECTUS SUPPLEMENT
                                       (TO PROSPECTUS DATED SEPTEMBER 24, 2001)*


                      PRELIMINARY - SUBJECT TO COMPLETION


WE HAVE NOT COMMENCED THE OFFER TO WHICH THIS SCHEDULE PERTAINS. THIS SCHEDULE THEREFORE REMAINS SUBJECT TO COMPLETION AND CHANGE. A COMPLETED SCHEDULE TO WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN WE COMMENCE THE OFFER. THE TERMS AND CONDITIONS OF THE OFFER ARE SUBJECT TO CHANGE PRIOR TO OR DURING THE OFFERING PERIOD. YOU SHOULD READ THE COMPLETED SCHEDULE TO WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE SCHEDULE TO AND OTHER FILED DOCUMENTS CAN BE OBTAINED WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT WWW.SEC.GOV.

                             JUNIPER NETWORKS, INC.

     OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS
        UNDER THE 2000 NONSTATUTORY STOCK OPTION PLAN AND THE AMENDED AND
                            RESTATED 1996 STOCK PLAN

  THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRES AT 10:00 P.M.,
         PACIFIC TIME, ON OCTOBER __, 2001, UNLESS WE EXTEND THIS OFFER

                               _____________, 2001


* This Supplement constitutes part of the Section 10(a) prospectuses dated September 24, 2001 relating to the Juniper Networks, Inc. 2000 Nonstatutory Stock Option Plan and the Amended and Restated 1996 Stock Plan.

                       PRELIMINARY - SUBJECT TO COMPLETION



                             JUNIPER NETWORKS, INC.

     OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS
        UNDER THE 2000 NONSTATUTORY STOCK OPTION PLAN AND THE AMENDED AND
                                  RESTATED 1996

                                   STOCK PLAN

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRES AT 10:00 P.M.,
                       PACIFIC TIME, ON __________, 2001,
                           UNLESS WE EXTEND THIS OFFER

                               _____________, 2001

        Juniper Networks, Inc. (Juniper Networks) is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Juniper Networks common stock for new options which we will, at the discretion of our Board of Directors (or a committee appointed by the Board of Directors), grant under either the Juniper Networks, Inc. 2000 Nonstatutory Stock Option Plan as may be amended from time to time (2000 Plan) or the Juniper Networks, Inc. Amended and Restated 1996 Stock Plan, as amended and as may be amended from time to time (1996 Plan; the 2000 Plan and the 1996 Plan are sometimes referred to together as the Option Plans). We are making the offer upon the terms and conditions described in this Offer to Exchange and the attached Summary of Terms (which together, as they may be amended from time to time, constitute the Offer). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        We are offering our employees, including our executive officers (See Schedule A to this Offer for more information about our executive officers) the opportunity to exchange certain outstanding options that have an exercise price that greater than or equal to $10.00 and are not specifically excluded (Eligible Options) for a replacement option to purchase shares of our common stock (Replacement Options). If you accept this Offer and tender Eligible Options for exchange, those option grants you may have received in two 50% increments, the first in April 2001 at a price of $29.19 and the second in July 2001 at a price of $24.53 (Formula Grants) will be cancelled in their entirety as a condition to exchanging Eligible Options for Replacement Options. Further, if you wish to accept this Offer and tender Eligible Options for exchange then, except for those option grants cancelled as described in the preceding sentence, you must exchange all of those options that were granted within the period that is six months prior to the Expiration Date. The Replacement Options will be granted on a date which is at least six months and one day after the Expiration Date (Replacement Option Grant Date).


        Each eligible employee who accepts the Offer will receive one or more Replacement Options for the same number of shares subject to options tendered in the exchange. Subject to the terms and conditions of this Offer, the Replacement Options will be granted on a date which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date, we presently expect to grant the Replacement Options no earlier than ___________, 2002. The Offer is presently scheduled to expire on ___________, 2001 (Expiration Date), and we expect to cancel options on
_________, 2001, or promptly thereafter (Cancellation Date). Since we presently expect to cancel all tendered options on _________, 2001, this means that if you participate in the Offer, you will be required to tender all options granted to you since _________, 2001. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The Offer is subject to conditions that we describe in Section 6 of this Offer.


        You may participate in the Offer if you are an employee of Juniper Networks, Inc. or one of its subsidiaries and have an Eligible Option. Please note that in order to receive a new option pursuant to this

Offer, you must continue to be an eligible employee through the date on which the Replacement Options are granted, which will be at least six months and one day after the Cancellation Date.

        If you tender Eligible Options for exchange as described in the Offer, and we accept your tendered Eligible Options, then, subject to the terms of the Offer, we will grant you the Replacement Options under and subject to the terms of either the 2000 Plan or the 1996 Plan, at the discretion of our Board of Directors (or a committee appointed by the Board of Directors).

        The exercise price per share of the new options will be 100% of the fair market value of Juniper Networks common stock, as determined by the closing price reported on Nasdaq on the the Replacement Option Grant Date.

        The Replacement Options for all Eligible Options exchanged except Bonus Stock Option Grants and Patent Option Grants (described below) will have a vesting schedule that is based on the date of the oldest Eligible Option exchanged. We will issue one Replacement Option for the total number of shares subject to option exchanged by the employee (except for the Bonus Stock Option Grants and Patent Option Grants) and the vesting schedule for that Replacement Option will be based on the grant date of the oldest Eligible Option exchanged, as follows:

        - If the oldest Eligible Option exchanged has a grant date in 1999, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 24 months.

        - If the oldest Eligible Option exchanged has a grant date between January 1, 2000 and June 30, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 28 months.

        - If the oldest Eligible Option exchanged has a grant date between July 1, 2000 and December 31, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 32 months.

        - If the oldest Eligible Option exchanged has a grant date in 2001, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 36 months.

        The Replacement Option for the Eligible Options that are Bonus Stock Option Grants (Replacement Bonus Grant) will be granted separately and will vest in accordance with the vesting schedule of the exchanged Bonus Stock Option Grant. On the date of grant of the Replacement Bonus Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Bonus Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place.

        Any Eligible Option that was granted to an employee in connection with the Company's patent program (Patent Option Grant) that is tendered in the Offer will be replaced with a separate Replacement Option (Replacement Patent Grant) that will vest in accordance with the original vesting schedule of the exchanged Patent Option Grant. On the date of grant of the Replacement Patent Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Patent Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

        Shares of our common stock are quoted on Nasdaq under the symbol "JNPR". On September 21, 2001, the closing price of our common stock as reported on Nasdaq was $11.10 per share.

        You should direct questions about this Offer or requests for assistance in completing the related documentation to Lisa Berry, Vice President, General Counsel and Secretary at Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089, (408) 745-2384.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

        IF YOU WISH TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOU MUST COMPLETE THE ONLINE ELECTION FORM FOUND ON OUR INTERNAL WEBSITE CREATED FOR THIS OFFER (HTTP://___________________________) AND SUBMIT IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 10:00 P.M., PACIFIC TIME, ON ___________, 2001, OR A LATER DATE IF WE EXTEND THE OFFER. If you do not submit the online Election Form by _______ 2001, or a later date if we extend the Offer, we will treat your failure to submit the online Election Form as a rejection of the Offer.

        We are not making the Offer to and we will not accept any tender of Eligible Options in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to the employees in such jurisdiction.

        WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. The decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS



SUMMARY OF TERMS .....................................................................................................      1
THE OFFER ............................................................................................................      8
     1. Number of Options; Expiration Date ...........................................................................      8
     2. Purpose of the Offer .........................................................................................      9
     3. Procedures ...................................................................................................      10
     4. Change in Election; Withdrawal Rights ........................................................................      11
     5. Acceptance of Eligible Options for Exchange and Cancellation and Issuance
         of Replacement Options ......................................................................................      11
     6. Conditions of the Offer ......................................................................................      11
     7. Price Range of Common Stock ..................................................................................      13
     8. Source and Amount of Consideration; Terms of Replacement Options .............................................      13
     9. Interests of Directors and Officers; Transactions and Arrangements Involving
         the Eligible Options ........................................................................................      16
     10. Status of Eligible Options Acquired by Us in the Offer ......................................................      16
     11. Legal Matters; Regulatory Approvals .........................................................................      17
     12. Material U.S. Federal Income Tax Consequences ...............................................................      17
     13. Material Tax Consequences for Employees Who are Tax Residents in Australia ..................................      18
     14. Material Tax Consequences for Employees Who are Tax Residents in Austria ....................................      18
     15. Material Tax Consequences for Employees Who are Tax Residents in Belgium ....................................      19
     16. Material Tax Consequences for Employees Who are Tax Residents in Brazil .....................................      19
     17. Material Tax Consequences for Employees Who are Tax Residents in Canada .....................................      19
     18. Material Tax Consequences for Employees Who are Tax Residents in China ......................................      20
     19. Material Tax Consequences for Employees Who are Tax Residents in Denmark ....................................      20
     20. Material Tax Consequences for Employees Who are Tax Residents in Finland ....................................      20
     21. Material Tax Consequences for Employees Who are  Tax Residents in France ....................................      21
     22. Material Tax Consequences for Employees Who are Tax Residents in Germany ....................................      21
     23. Material Tax Consequences for Employees Who are Tax Residents in Hong Kong ..................................      21
     24. Material Tax Consequences for Employees Who are Tax Residents in India ......................................      21
     25. Material Tax Consequences for Employees Who are Tax Residents in Ireland ....................................      22
     26. Material Tax Consequences for Employees Who are Tax Residents in Italy ......................................      22
     27. Material Tax Consequences for Employees Who are Tax Residents  in Japan .....................................      22
     28. Material Tax Consequences for Employees Who are Tax Residents in Korea ......................................      23
     29. Material Tax Consequences for Employees Who are Tax Residents in Malaysia ...................................      23
     30. Material Tax Consequences for Employees Who are Tax Residents in Mexico .....................................      23
     31. Material Tax Consequences for Employees Who are Tax Residents in The Netherlands .............................     23
     32. Material Tax Consequences for Employees Who are Tax Residents in Singapore ...................................     24
     33. Material Tax Consequences for Employees Who are Tax Residents in Spain .......................................     24
     34. Material Tax Consequences for Employees Who are Tax Residents in Sweden ......................................     24
     35. Material Tax Consequences for Employees Who are Tax Residents in Switzerland .................................     24
     36. Material Tax Consequences for Employees Who are Tax Residents in Taiwan ......................................     25
     37. Material Tax Consequences for Employees Who are Tax Residents in United Kingdom ..............................     25
     38. Extension of the Offer; Termination; Amendment ...............................................................     25
     39. Fees and Expenses ............................................................................................     26
     40. Information Concerning Juniper Networks ......................................................................     27
     41. Miscellaneous ................................................................................................     28

     SCHEDULE A  Information about our Directors and Executive Officers ...............................................     29

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2000, our quarterly report on Form 10-Q for the quarter ended June 30, 2001, and the proxy statement distributed in connection with our 2001 annual meeting, as those documents contain important financial and other information about us. We have included page references to the relevant sections of the Offer where you can find a more complete description of the topics in this summary.

WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

Our Stock Option Exchange Program (that we also call the Offer) is a voluntary program permitting eligible employees to cancel certain underwater stock options (Eligible Options) and exchange them for replacement options covering the same number of shares (Replacement Options). The Replacement Options will be granted no earlier than _________________, 2002 or a later date if we extend the Offer (Replacement Option Grant Date), and will have an exercise price that will be determined when they are granted.

WHY ARE WE OFFERING THE STOCK OPTION EXCHANGE PROGRAM?

We are offering the Stock Option Exchange Program because of the decline in the price of our common stock in recent months. We recognize that the exercise price of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (See Section 2.)

Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price with their existing vesting schedules or cancel those Eligible Options in exchange for Replacement Options for the same number of shares as your Eligible Options that you exchanged with an adjusted vesting schedule, which will be granted on the Replacement Option Grant Date. (See Section 5.)

WHAT IS AN UNDERWATER STOCK OPTION?

An "underwater" stock option is an option with an exercise price that is higher than the current common stock price as reported, in the case of our common stock, on Nasdaq.

WHAT OPTIONS MAY I EXCHANGE AS PART OF THIS PROGRAM?

We are offering to exchange all stock options with and exercise price of $10.00 or more that are currently outstanding under our 2000 Nonstatutory Stock Option Plan and the Amended and Restated 1996 Stock Plan, excluding the formula-based options you may have been granted in two 50% increments, the first in

April 2001 at a price of $29.19 and the second in July 2001 at a price of 24.53 (Formula Grants). (See Section 1.)

ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of employees accepting the Offer or a minimum number of Eligible Options being exchanged. (See Section 6.)

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE REPLACEMENT OPTIONS?

You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed through the Replacement Option Grant Date.

If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category.

If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated. (See
Section 5.)

HOW DOES THE OFFER WORK?

On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. If you wish to accept the Offer and tender Eligible Options for exchange, and you received formula option grants in two 50% increments, the first in April 2001 at a price of $29.19 and the second in July 2001 at a price of $24.53 (Formula Grants), those grants are required, as condition to exchanging Eligible Options for a Replacement Option, to be cancelled in their entirety. Further, if you accept this Offer and tender Eligible Options for exchange then, except for those option grants cancelled as described in the preceding sentence, you must exchange all of those options that were granted within the period that is six months prior to the Cancellation Date. The Replacement Options will be granted on a date which is at least six months and one day after the Expiration Date (Replacement Option Grant Date).

Your Replacement Options will represent the same number of shares as the total of each Eligible Option that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 5.)

WHAT IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED? CAN I EXCHANGE THEM?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In all cases, if you exchange any of your Eligible Options, you must exchange all of your options granted six months before the Cancellation Date and any Formula Grants will be cancelled in their entirety. (See Section 1.)

WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be no earlier than ___________, 2002, or a later date if we extend the Offer. (See Section 5.)

WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

In order to avoid very negative accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which is expected to be __________, 2002, or a later date if we extend the Offer. Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date, which is expected to be no earlier than________, 2002 or a later date if we extend the Offer. Any other options to be granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 10.)

HOW WILL MY REPLACEMENT OPTIONS VEST?

The Replacement Options for all Eligible Options exchanged, except Bonus Stock Option Grants and Patent Option Grants (described below), will have a vesting schedule that is based on the grant date of the oldest Eligible Option exchanged. We will issue one Replacement Option for the total number of shares subject to option exchanged by the employee (except for the Bonus Stock Option Grants and Patent Option Grants) and the vesting schedule for the Replacement Option will be based on the grant date of the oldest Eligible Option exchanged, as follows:

        - If the oldest Eligible Option exchanged has a grant date in 1999, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 24 months.

        - If the oldest Eligible Option exchanged has a grant date between January 1, 2000 and June 30, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 28 months.

        - If the oldest Eligible Option exchanged has a grant date between July 1, 2000 and December 31, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 32 months.

        - If the oldest Eligible Option exchanged has a grant date in 2001, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 36 months.

Bonus Stock Option Grants

        The Replacement Option for the Eligible Options that are Bonus Stock Option Grants (Replacement Bonus Grant) will be granted separately and will vest in accordance with the vesting schedule of the exchanged Bonus Stock Option Grant. On the date of grant of the Replacement Bonus Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Bonus Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place.

Patent Option Grants

        Any Eligible Option that was granted to an employee in connection with the Company's patent program (Patent Option Grant) that is tendered in the Offer will be replaced with a separate Replacement Option (Replacement Patent Grant) that will vest in accordance with the original vesting schedule of the exchanged Patent Option Grant. On the date of grant of the Replacement Patent Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Patent Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place. (See Section 8.)

WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Option Grant Date, which is expected to be no earlier than ___________, 2002, or a later date if we extend the Offer, which will be the closing price of our common stock as reported on Nasdaq on that date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGED. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Offer and exchange your Eligible Options. (See
Section 8.)

HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

All Replacement Options will have our standard option term of ten years from the date of grant. (See Section 8.)

WHAT IF MY EMPLOYMENT IS TERMINATED AFTER THE DATE THAT MY ELIGIBLE OPTIONS ARE CANCELLED?

If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1.)

THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF I EXCHANGE MY ELIGIBLE OPTIONS, HOW MANY SHARES WILL I RECEIVE UNDER MY REPLACEMENT OPTIONS?

This is a share-for-share Stock Option Exchange Program, so for each share covered by the Eligible Options you exchange, you will receive one share under the Replacement Options. However, the number of shares covered by your Replacement Options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1.)

I HAVE MORE THAN ONE ELIGIBLE OPTION. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE?

No. You may exchange one or more of your Eligible Options or none at all. However, if you tender any Eligible Options, the Formula Grants will be cancelled in their entirety and any options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged, and

Replacement Options will be granted for them if you elect to exchange any other Eligible Option. If you choose not to exchange any of your Eligible Options, then no options will be exchanged. (See Section 2.)

CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION?

No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE PARTIALLY EXERCISED?

Yes. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See
Section 1.)

IF I ELECT TO EXCHANGE ONE OR MORE OF MY ELIGIBLE OPTIONS AS PART OF THE OFFER, ARE ANY OTHER OPTIONS AFFECTED?

Yes. If you participate in the Offer, the Formula Grants will be cancelled in their entirety and any options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged and Replacement Options will be granted for them. (See Section 1.)

WILL MY PARTICIPATION AFFECT MY RECEIPT OF ANY OTHER OPTION?

Yes. If you participate in the Offer then you will not be able to receive any option grants during the period prior to the Replacement Option Grant Date. (See
Section 10.)

WHAT IF I'M TO BE GIVEN AN OPTION IN CONNECTION WITH A FUTURE PROMOTION?

If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Options under this Offer, the promotional option will be deferred until the Replacement Option Grant Date. (See Section 10.)

HOW LONG WILL THIS OFFER REMAIN OPEN?

Presently, the Offer is scheduled to remain open until 10:00 p.m., Pacific Time, on the Expiration Date, which is expected to be _________, 2001, or a later date if we extend Offer. We have no plans to extend the Offer beyond _____________, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Time, on ___________, 2001. (See Sections 1 and 38.)

IF THE OFFER IS EXTENDED, HOW DOES THE EXTENSION IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

All Replacement Options will be non-qualified stock options. (See Section 8.)

WILL I HAVE TO PAY TAXES IF I TENDER MY OPTIONS IN THE OFFER?

If you exchange any Eligible Options in the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the options. In addition, the grant of the Replacement Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant. (See Section 12.)

All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer short summaries of some of those consequences with respect to those countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review the relevant summary, and you should consult your individual tax advisor before deciding whether or not to participate in the Offer. (See Sections 13 through 37.)

WHAT HAPPENS IF JUNIPER NETWORKS MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the terms of those options.

If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the Replacement Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The Replacement Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your options multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock. If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the Replacement Options are granted, the obligations of Juniper Networks in connection with the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any Replacement Options would be granted in the event of such an acquisition.

If we merge into or are acquired by another company after the grant of the Replacement Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the Replacement Options are not assumed, they would terminate at the effective time of the acquisition. (See Section 8.)

WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTIONS?

To exchange your Eligible Options, you must complete and submit the online Election Form found on our internal website (http://_____________________________) by 10:00 p.m., Pacific Time, on the
Expiration Date, which is expected to be ______________, 2001, or a later date if we extend the Offer. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options. (See Section 3.)

WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

You must submit your online Election Form by 10:00 p.m., Pacific Time, on the Expiration Date, which is expected to be _________, 2001, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Time, on _________, 2001. (See Sections 3 and 38.)

CAN I CHANGE MY ELECTION? HOW OFTEN?

Yes. You can change your election as many times as you like by revising and resubmitting your online Election Form prior to the deadline. However, the last Election Form you submit prior to the deadline will be the Election Form that governs your election. (See Section 4.)

WHAT WILL HAPPEN IF I DON'T TURN IN MY FORM BY THE DEADLINE?

If you miss this deadline, you cannot participate in the Offer. THERE CAN BE NO EXCEPTIONS TO THIS DEADLINE.

WHAT IF I DON'T ACCEPT THIS OFFER?

This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer. If you elect not to participate in the Offer, none of your options will be exchanged or cancelled.

WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

Please send your questions to Stock Administration. You can submit your questions through the website we created for this Offer. We will review these questions periodically throughout the exchange period and add the appropriate questions and answers to the Questions and Answers section of the internal website. You can also contact Lisa Berry or Brienne Taloff by email or by telephone.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                    THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering our employees, including our executive officers (See Schedule A to this Offer for more information about our executive officers), the opportunity to exchange certain outstanding options that have an exercise price greater than or equal to $10.00 and are not specifically excluded (Eligible Options) for a replacement option to purchase shares of our common stock (Replacement Options). If you accept this Offer and tender Eligible Options for exchange, those option grants you may have received in two 50% increments, the first in April 2001 at a price of $29.19 and the second in July 2001 at a price of $24.53 (Formula Grants) shall be cancelled in their entirety as a condition to exchanging Eligible Options for a Replacement Option. Further, if you wish to accept this Offer and tender Eligible Options for exchange then, except for those option grants cancelled as described in the preceding sentence, you MUST exchange all of those options that were granted within the period that is six months prior to the Expiration Date. The Replacement Options will be granted on a date which is at least six months and one day after the Expiration Date (Replacement Option Grant Date). The total number of Eligible Options subject to this Offer is ______________.

        Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 4 of this Offer before the Offer expires on the Expiration Date.

        Your Replacement Options will represent the same number of shares as the aggregate number of shares represented by each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED AND CANCELLED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATED AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. All Replacement Options will be issued under either the 2000 Plan or the 1996 Plan.

        The term Expiration Date of this Offer is 10:00 p.m., Pacific Time, on __________, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 38 for a description of our rights to extend, delay, terminate and amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

        - increase or decrease what we will give you in exchange for your Eligible Options;

        - increase or decrease the number of Eligible Options to be exchanged in the Offer; or

        - extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

        We are making this Offer because of the decline in the price of our common stock in recent months. We recognize that the exercise price of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. The Eligible Options that are cancelled as part of this Offer will go back into the pool of options available for grant under either the 2000 Plan or the 1996 Plan depending on which plan they were originally granted from.

        Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price with their existing vesting schedules or cancel those Eligible Options in exchange for a Replacement Option for the same number of shares as your Eligible Options that you exchanged with an adjusted vesting schedule, which will be granted on the Replacement Option Grant Date.

        We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers, as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

        (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

        (e) any other material change in our corporate structure or business;

        (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our common stock becoming eligible for termination of registration pursuant to the Section 12(g)(4) Securities Exchange Act;

        (h)     the suspension of our obligation to file reports pursuant to
                Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person

WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3. PROCEDURES FOR TENDERING OPTIONS.

        Making Your Election. To make your election to accept or reject this Offer, you must submit the online Election Form before the Expiration Date. Your Election Form must be received by us no later than 10:00 p.m., Pacific Time, on the Expiration Date. The online Election Form is found on our internal website established for this Offer at http://_________________________. The Election Form is submitted on that website. The delivery of the Election Forms and any other required documents are at the sole risk of the employee. Delivery will be deemed made only when actually received by us.

        Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. Otherwise, we will accept properly and timely Eligible Options that are exchanged and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular option holder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options and no one will be liable for failing to give notice of any defects or irregularities.

        Our Acceptance Constitutes An Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all properly Eligible Options that are exchanged and have not been validly withdrawn. See Sections 6 and 38 for information concerning our rights to extend, terminate and amend the Offer.

4. CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

        You may only change your election by following the procedures described in this Section 4. We will only accept your Notice of Change in Election Form if it is submitted via email through the website set up for this purpose.

You may change your election at any time before 10:00 p.m., Pacific Time, on the Expiration Date.

To change your election, you must re-submit the online Election Form located at http://___________________________ before the Expiration Date. The last online Election Form submitted by you prior to the Expiration Date will be treated by us as your final election with respect to the Offer.


        You may withdraw your tendered options at any time during which this Offer remains open by indicating such withdrawal at http:\\ _______________. We currently expect the Offer to expire at ________ p.m., Pacific Time, on ___________, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer by indicating such withdrawal at http:\\ _______________. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Time, on ________, 2001, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.


5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly exchanged and not validly withdrawn before the Expiration Date. The Replacement Options will be granted no earlier than _______________, 2002, or at a later date if the Offer is extended, with vesting of the Replacement Options beginning effective on the date of grant.

        Your Replacement Options will represent the same number of shares as the aggregate number of shares represented by each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.

        We will notify you on or prior to the Expiration Date if we reject your election to exchange your Eligible Options. Unless you are notified of a rejection, you may assume that, immediately following the Expiration Date, your properly executed and delivered Election Form and your tendered Eligible Options have been accepted.

6. CONDITIONS OF THE OFFER.


        At any time on or before the Expiration Date, we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange. Examples of such events are listed below:


        (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

        (i) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

        (ii) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;


        (iii) materially impair the benefits we believe we will receive from the Offer as set forth in Section 2 (Purpose of the Offer); or


        (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        (b) there is:

        (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

        (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (c) another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

        (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

        (ii) any such person, entity or group that has filed a Schedule 13D or
        Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional two percent or more of the outstanding shares of our Common Stock; or

        (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

        (d) any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.


        The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time prior to the expiration of the Offer, whether or not we waive any other condition to the Offer.


        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING OPTIONS.

The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the option holder becomes an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol "JNPR." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.


                         Quarter ended                         High               Low
                         -------------                        ------             ------
Fiscal Year 2001         July 1, 2001 - to date                31.86              9.85
                         June 30, 2001                         69.50             27.86
                         March 31, 2001                       140.56             35.95

Fiscal  Year 2000        December 31, 2000                    243.00             93.94
                         September 30, 2000                   230.50            127.00
                         June 30, 2000                        147.94             74.00
                         March 31, 2000                       153.50             51.29

Fiscal Year 1999         December 31, 1999                     59.08             30.35
                         September 30, 1999                    37.83             20.83

As of September 21, 2001, the last reported sale price of our common stock, as reported by Nasdaq, was $11.10 per share.

WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

        Consideration. Your Replacement Options will represent the same number of shares as the aggregate number of shares represented by each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

        If we receive and accept the exchange of all outstanding options, we will grant Replacement Options to purchase a total of approximately _________________ shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately ______% of the total shares of our common stock outstanding as of ___________, 2001.

        Merger or Acquisition. If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the terms of those options. If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the Replacement Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The Replacement Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your options multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock.

        If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the Replacement Options are granted, the obligations of Juniper Networks in connection with the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any Replacement Options would be granted in the event of such an acquisition.

        If we merge into or are acquired by another company after the grant of the Replacement Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the Replacement Options are not assumed, they would terminate at the effective time of the acquisition.

        Terms of Replacement Options. All Replacement Options will be nonqualified stock options issued under either the 2000 Plan or the 1996 Plan depending on the plan from which the Eligible Options were originally issued to the extent possible. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

        Information regarding the Option Plans may be found in the S-8 Registration Statements and related Prospectuses prepared in connection with each of the Option Plans. Please contact Stock Administration to request copies of the Option Plans and related prospectuses. Copies will be provided promptly and at our expense.

        General. The 2000 Plan, was adopted in July 2000. The 1996 Plan was originally adopted in June 1996 and was amended and restated in April 1999. As of September 21, 2001, there were 11,669,260 shares of common stock available for issuance under the 2000 Plan and 29,329,238 shares of common stock available for issuance under the 1996 Plan.

        Administration. Our Board of Directors administers the Option Plans, unless it has delegated administration to a committee. Our Board of Directors has the authority to construe, interpret and amend the Option Plans.

        Term. Each Replacement Option will have a term that expires at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the Replacement Option Grant Date.

        Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. However, if your employment with us or one of our subsidiaries terminates, the time in which you may exercise the vested portion of your Replacement Option will be shortened. If your employment with us or one of our subsidiaries terminates for any reason other than your death or permanent disability, you must exercise the vested portion of your Replacement Option within 30 days following your termination date. If your employment with us or one of our subsidiaries terminates as a result of your permanent disability, you must exercise the vested portion of your Replacement Option within 90 days following your termination date. If your employment with us or one of our subsidiaries terminates as a result of your death, your estate or beneficiaries must exercise the vested portion of your Replacement Option within 90 days following your termination date. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option.

        Exercise Price. The Replacement Options will have an exercise price equal to: (a) for employees in the United States or members of our Board of Directors, the closing price of our common stock as reported on Nasdaq on the day prior to the Replacement Option Grant Date, or (b) if required by applicable law in countries outside the United States, an average of the closing prices of our common stock as reported on Nasdaq for a number of days (generally not exceeding 20) prior to the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE

PRICE THAN THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

        Vesting and Exercise. Our Board of Directors has the authority to determine the time or times at which options granted under the Option Plans may be exercised. If you receive a Replacement Option and are continuously employed by us or one of our subsidiaries, your Replacement Option will vest as follows:

        The Replacement Options for all Eligible Options exchanged except those Bonus Stock Option Grants (described below) will have a vesting schedule that is based on the date of the oldest Eligible Option exchanged. We will issue one Replacement Option for the total number of shares subject to option exchanged by the employee (except for the Bonus Stock Option Grants) and the vesting schedule for that Replacement Option will be based on the oldest Eligible Option exchanged.

        - If the oldest Eligible Option exchanged has a grant date in 1999, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 24 months.

        - If the oldest Eligible Option exchanged has a grant date between January 1, 2000 and June 30, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 28 months.

        - If the oldest Eligible Option exchanged has a grant date between July 1, 2000 and December 31, 2000, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 32 months.

        - If the oldest Eligible Option exchanged has a grant date in 2001, the Replacement Option will be 25% vested as of the date of grant of the Replacement Option and the remaining 75% vests monthly over 36 months.

        The Replacement Options for the Eligible Options that are Bonus Stock Option Grants (Replacement Bonus Grant) will be granted separately and will vest in accordance with the vesting schedule of the exchanged Bonus Stock Option Grant. On the date of grant of the Replacement Bonus Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Bonus Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place.

        Any Eligible Option that was granted to an employee in connection with the Company's patent program (Patent Option Grant) that is tendered in the Offer will be replaced with a separate Replacement Option (Replacement Patent Grant) that will vest in accordance with the original vesting schedule of the exchanged Patent Option Grant. On the date of grant of the Replacement Patent Grant, all of those shares that would have been fully vested on the Cancellation Date will be fully vested and those that would have vested during the period between the Cancellation Date and the date of grant of Replacement Patent Grant also will be fully vested. The remaining unvested shares will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in place. (See Section 8.)

        Tax Consequences. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the Replacement Options and Sections 13 through 37 for a discussion of the material tax consequences associated with Replacement Options in those countries outside the U.S. where you are employed. If you are an employee based outside of the United States, you may want to consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

        Termination of Employment. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATED AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. This means that if you die or quit, with or without good reason, or we terminate your employment, with our without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you exchanged and we cancelled.

        Registration of Options Shares. All shares of common stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of ours, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

        Our statements in this Offer concerning the Option Plans are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2000 Plan and the 1996 Plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. See Section 8 for a discussion on how to obtain copies of the Option Plans.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our directors and executive officers is attached to this Offer as Schedule A. As of ____________ our directors and executive officers (10 persons) as a group held options outstanding under the 1996 Plan to purchase a total of ______________ shares of our common stock. This represented approximately ____%, of the shares subject to all options outstanding under the Option Plans as of that date. Eligible Options held by executive officers may be exchanged in this Offer.

During the past 60 days, we have granted options to purchase ____________ shares of our common stock with exercise prices per share of $_______. Of the options granted during this period, none were granted to the executive officers listed above. During the past 60 days, individuals have exercised options to acquire ________ shares of our common stock with exercise prices per share ranging from $_____ to $_____.

        Except for the foregoing, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock during the past 60 days. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any options to purchase our common stock.

10. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

        Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired.

        We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the option holders, without incurring additional current or future compensation expense because:

        - we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange;

        - the exercise price of the Replacement Options will equal the fair market value equal to the closing price of our Common Stock as reported on Nasdaq on the Replacement Options Grant Date;

        - we will require any option holder who tenders Eligible Options in the Offer to tender all Eligible Options that he or she received during the six months immediately prior to the Cancellation Date; and

        - we will defer the grant of any other options to which an option holder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

        Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under the Option Plans without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11. LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended, and regulations thereunder as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

        If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

        We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN AUSTRALIA.

        The following is a general summary of the tax consequences of the exchange of options under the Offer for Australian tax residents. This discussion is based on Australian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD OBTAIN PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Tax Treatment of Old Options

        If, on the original grant, you did NOT elect to be taxed at grant, when you elect to exchange your Eligible Options, this could give rise to a taxable event because the "cessation time" in relation to the options has occurred (you are deemed to have disposed of the options when you relinquish your rights to the Eligible Options exchanged). The amount to be included in assessable income is the difference between the amount of consideration received on disposal (in this case on relinquishing the old options) and the amount paid for acquiring the options. However, if the new options do not have an inherent discount, the Australian Taxation Office has ruled their "value" for these purposes is zero, so no tax should arise.

        If, on the original award, you DID elect to be taxed at grant, then when you elect to exchange your Eligible Options, this could give rise to capital gains tax "sale". The amount to be included in assessable income is the difference between the value of the Replacement Options and the taxed amount at grant (where options are taxed at grant, a statutory valuation applies). If the new options do not have an inherent discount, the Australian Taxation Office has ruled their "value" for these purposes is zero, so the "sale" may produce a capital loss equal to the taxed value at grant. This loss can be deducted against taxable capital gains, or carried forward for deduction against future taxable capital gains.

        Tax Treatment of New Options

        The new options will not be granted under an employee share scheme; they will be deemed to be granted because you were a holder of the Eligible Options. You are receiving the Replacement Options in exchange for relinquishing the Eligible Options, so you should not be taxed when you receive the Replacement Options. Nor should you be taxed when you exercise the new options to acquire shares. If there is no inherent discount "at grant," the Australian Taxation Office has ruled their "value" for these purposes is zero, so there should be no tax implication on grant or exercise of the Replacement Options. The Replacement Options are subject to capital gains tax in Australia when they (or the shares acquired through exercising the options) are disposed of. If you sell those shares, you may be taxed on the difference between the sales proceeds and the exercise price. If you sell the shares at least 12 months after purchase, only one-half of the gain should be taxable.

14. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN AUSTRIA.

        The following is a summary description of the Austrian income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Austrian tax code and related interpretations as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

15. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN BELGIUM.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. You have paid tax or owe tax in connection with options previously granted to you. To the extent that you choose to tender your Eligible Options in exchange for Replacement Options in accordance with the terms of the Offer, you may be subject to tax on any Replacement Options granted to you. The tax which you paid upon the grant of your Eligible Options cannot be credited against any taxes that may be payable if you are granted any Replacement Options. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

16. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN BRAZIL.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in Brazil of the tax consequences of the exchange of Eligible Options for Replacement Options under the Offer. This discussion is based on the Brazilian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        You should not be taxed when the Replacement Option is granted. Nor should you be subject to tax when you exercise the option. When you sell the shares, you may or may not realize a capital gain.

17. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CANADA.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Generally, the grant of Replacement Options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to Eligible Options which you tender for exchange and cancellation in accordance with the terms of the Offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of Eligible Options and the grant of Replacement Options, the value of the Replacement Options would be required to be included in your income. Additionally, on the subsequent exercise of the Replacement Options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the Replacement Options for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the Replacement Options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

18. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CHINA.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in China of the tax consequences of the exchange of Eligible Options for Replacement Options under the Offer. This discussion is based on the Chinese tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Due to exchange control and securities law restrictions in the People's Republic of China, the terms of any Replacement Options will be modified. You will only be able to exercise your Replacement Options using the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise your options and Replacement Options. Under the cashless exercise method of exercise, the broker will immediately sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

19. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN DENMARK.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

        To the extent that your Eligible Options were granted under the tax laws in effect prior to January 1, 2001, you may have already paid tax or be required to pay tax on your Eligible Options. In addition, the surrender of your Eligible Options in accordance with the Offer may be viewed as an exercise that will trigger additional tax liability on the value of the Replacement Options granted to you calculated in accordance with the statutory formula. It is our understanding that the amount of any taxes paid or payable on account of the Eligible Options would not be recoverable and could not be credited against any future tax you will be required to pay in connection with any Replacement Options granted to you pursuant to the terms of the Offer; however, the tax payable on account of the surrendered Eligible Option may result in a reduction of the tax payable on the exercise of the Replacement Options and the sale of shares acquired upon the exercise of the Replacement Options. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

20. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN FINLAND.

        The following is a summary description of the Finnish income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Finnish tax code and related interpretations as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

21. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN FRANCE.

        The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Neither the 1996 Plan nor the 2000 Plan qualify for French tax purposes and therefore the favorable tax and social treatment will not apply. You should not be subject to tax when the Replacement Option is granted. When you exercise the Replacement Option, you may be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date.

22. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN GERMANY.

        The following is a summary description of the German income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the German tax law as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

23. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN HONG KONG.

        The following is a summary description of the Hong Kong income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Hong Kong tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

24. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN INDIA.

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in India of the tax consequences of the exchange of Eligible Options for Replacement Options under the Offer. This discussion is based on the Indian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Due to exchange control restrictions in India, the terms of any Replacement Options will be modified. You will only be able to exercise your Replacement Options through the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise your Replacement Options. Under the cashless exercise method of exercise, the broker will sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

25. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN IRELAND.

        The following is a summary description of the Irish income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Irish tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        The cancellation of your Eligible Options and grant of Replacement Options pursuant to the Offer should not be a taxable event to you. Because the Replacement Option will be at fair market value, the option exchange program should not give rise to a taxable event for you.

26. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN ITALY.

        The following is a summary description of the Italian income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Italian tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Employees who are residents of Italy who exchange Eligible Options for Replacement Options should not be required to recognize income for Italian income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for Italian income tax purposes. At the date of grant of the Replacement Options employees who are residents of Italy should not be required to recognize income for Italian income tax purposes. The grant of Replacement Options should not be recognized as taxable income for Italian income tax purposes.

27. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN JAPAN.

        The following is a summary description of the Japanese income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Japanese tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

28. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN KOREA.

        The following is a summary description of the Korean income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Korean tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        You should not be taxed when the Replacement Option is granted. Nor should you be subject to tax when the Replacement Option vests. Upon the exercise of the Replacement Option, you may be deemed to receive taxable income in the amount of the difference between the fair market value of the stock at the time of exercise and the stock option price.

29. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN MALAYSIA.

        The following is a summary description of the Malaysian income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Malaysian tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        The Replacement Options may be treated as new grants. Generally, you will recognize income at the date of grant; however, because the fair market value of the underlying shares at the date of grant is the same as the exercise price, it appears that there should be no tax liability on the grant of the new option. Please be advised that there is no well-established tax treatment of stock options in Malaysia.

30. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN MEXICO.

        The following is a summary description of the Mexican income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Mexican tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

31. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE NETHERLANDS.

        The following is a summary description of The Netherlands income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on The Netherlands tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law effective December 28, 2000, you should not realize taxable income upon the grant of a Replacement Option. However, you may recognize taxable income at the time of vesting of an option unless you elect to be taxed at the time of option exercise and such an election is submitted to the tax authorities prior to the first vesting on your options. With such an election, you should be subject to tax at option exercise on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. You should be taxed at applicable marginal income tax rates.

32. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SINGAPORE.

        The following is a summary description of the Singaporean income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Singaporean tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

33. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SPAIN.

        The following is a summary description of the Spanish income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Spanish tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        You should not be taxed when the Replacement Option is granted. When you exercise the option, you may be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

34. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SWEDEN.

        The following is a summary description of the Swedish income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Swedish tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        You should not be taxed when the Replacement Option is granted. When you exercise the option, you may be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be considered regular salary to you, subject to taxation at your marginal tax rate.

35. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN
    SWITZERLAND.

        The following is a summary description of the Swiss income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Swiss tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        The general rule in Switzerland is that your options are taxable at grant, then any tax paid on the Eligible Options now relinquished would not be refunded and, since you would have to pay tax on the Replacement Options, you would be subject to double taxation. The taxable amount at the grant of the new options is then based on the fair market value of the options, which is calculated in accordance with a formula.

36. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN TAIWAN.

        The following is a summary description of the Taiwanese income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the Taiwanese tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of a Replacement Option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

37. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN UNITED KINGDOM.

        The following is a summary description of the United Kingdom income tax consequences of the exchange of Eligible Options pursuant to the Offer. This discussion is based on the United Kingdom tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Options granted under the Option Plans, including the Replacement Options, may be subject to tax at option exercise. At that time, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise would be compensation income taxable at applicable marginal income tax rates.


38. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the option holders.

        Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 12:00 p.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

        - increase or decrease what we will give you in exchange for your Eligible Options;

        - increase or decrease the number of Eligible Options to be exchanged in the Offer; or

        -       extend or terminate the Offer.

        If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

39. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

40. INFORMATION CONCERNING JUNIPER NETWORKS.

         We are a leading provider of purpose-built Internet infrastructure solutions that meet the scalability, performance, density and compatibility requirements of rapidly evolving, optically-enabled Internet Protocol networks. Unlike conventional routers, originally developed for enterprise applications and increasingly inadequate for service provider use in public networks, our products are specifically designed, or purpose-built, for service provider networks and to accommodate the size and scope of the Internet. Our next generation Internet backbone routers offer our customers increased reliability, performance, scalability, interoperability and flexibility, and reduced complexity and cost compared to current alternatives. Our products combine high performance ASIC-based packet forwarding technology, the features of our JUNOS Internet software and an Internet-optimized architecture into a purpose-built solution for the service provider market.

         We are incorporated in Delaware. Our principal executive offices are located at 1194 North Mathilda Avenue, Sunnyvale, CA 94089, and our telephone number at that address is (408) 745-2000.

         The following table sets forth selected consolidated financial operating data for Juniper Networks, Inc. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 that have been audited by Ernst & Young LLP, independent auditors. The selected historical statement of operations data for the six months ended June 30, 2000 and 2001 and the selected historical balance sheet data as of June 30, 2001 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2001. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.


                                                                                 SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                 JUNE 30,
                                           ---------------------------      --------------------------
                                              1999            2000             2000           2001
                                           ----------      -----------      ----------      ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Net revenues ........................      $  102,606       $  673,501      $  176,914      $  534,286
Operating income (loss) .............         (14,620)         194,089          26,428          77,765
Net income (loss) ...................      $   (9,034)      $  147,916      $   27,688      $   21,435
                                           ==========       ==========      ==========      ==========
Net income (loss) per share:
Basic ...............................      $    (0.05)      $     0.49      $     0.09      $     0.07
                                           ==========       ==========      ==========      ==========
Diluted .............................      $    (0.05)      $     0.43      $     0.08      $     0.06
                                           ==========       ==========      ==========      ==========

Shares used in computing net income
(loss) per share (1):
Basic ...............................         189,322          304,381         298,712         316,883
                                           ==========       ==========      ==========      ==========
Diluted .............................         189,322          347,858         346,102         343,563
                                           ==========       ==========      ==========      ==========
OTHER DATA:
Ratio of earnings to fixed charges ..            --                4.8             1.6             3.0

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments .......................      $  345,958       $1,144,743      $1,007,368
Working capital .....................         322,170        1,132,139         916,232
Total current assets ................         377,833        1,348,547       1,175,975
Total long-term assets ..............         135,545          754,582       1,075,764
Total assets ........................         513,378        2,103,129       2,251,739
Total current liabilities ...........          55,663          216,408         259,743
Total long-term liabilities .........            --          1,156,719       1,150,000
Total stockholders' equity ..........         457,715          730,002         841,996
Book value per share ................                                                       $     2.62


        With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

        (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 27, 2001;

        (b) our Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on March 28, 2001; and

        (d) the description of our Common Stock included in our Registration Statement on Form 8-A filed with the SEC on June 11, 1999.

        The SEC file number for these filings is 0-26339. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                  450 Fifth Street, N.W.         500 West Madison Street
                  Room 1024                      Suite 1400
                  Washington, D.C. 20549         Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "JNPR," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We will also provide each employee or member of our Board of Directors, upon their written or oral request and without charge, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                             Juniper Networks, Inc.
                            Attn: Investor Relations
                           1194 North Mathilda Avenue
                               Sunnyvale, CA 94089
or by telephoning us at (408) 745-2000 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

        As you read the documents listed in this Section 40, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.


41. MISCELLANEOUS.

        This Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on 10-K for the year ended December 31, 2000, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and our Proxy Statement for the 2001 Annual Meeting of Stockholders.

        The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Offer to Exchange.


        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

        Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



Juniper Networks, Inc.                                      October  __, 2001

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS



        Our directors and executive officers and their positions and offices as of September 24, 2001, are set forth in the following table:


       NAME                                                         POSITION AND OFFICES HELD
       ----                                                         -------------------------
Scott Kriens......................                  Chairman of the Board, President and Chief Executive OfFICER

Pradeep Sindhu....................                  Vice Chairman of the Board and Chief Technology Officer

Marcel Gani.......................                  Chief Financial Officer

Peter Wexler......................                  Vice President, Engineering

Christopher J. Hurst..............                  Vice President, Worldwide Sales and Service

William R. Hearst III.............                  Director

Vinod Khosla......................                  Director

C. Richard Kramlich...............                  Director

Stratton Sclavos..................                  Director

William R. Stensrud...............                  Director

        The address of each director and executive officer is: c\o Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089.